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                                                            |      NEWS      |
                                                            |     RELEASE    |
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COMMUNITY WEST BANCSHARES
445  Pine  Street,  Goleta,  California  93117

FOR  IMMEDIATE  RELEASE
CONTACT:     LYNDA  RADKE,  SENIOR  VICE  PRESIDENT  &  CFO
PHONE:       805  692-1862
FAX:         805-692-5835
URL:         HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:      CWBC

                            COMMUNITY WEST BANCSHARES
                    SIGNS DEFINITIVE AGREEMENT TO SELL PALOMAR
                                  COMMUNITY BANK

Goleta and Redlands, California, December 4, 2000. Community West Bancshares (NASDAQ: CWBC) parent company of Palomar Community Bank, and Centennial First Financial Services (OTC BB: CFFX), parent company of Redlands Centennial Bank, jointly announced today the signing of a Definitive Agreement whereby Centennial and the Senior Management of Palomar Community bank will acquire Community West Bancshares' wholly owned subsidiary, Palomar Community Bank, headquartered in Escondido, California. The transaction will preserve the only locally operated community bank headquartered in Escondido, California. The purchase price is estimated at $10.5 million. Community West Bancshares will file a Form 8-K regarding this transaction with the Securities and Exchange Commission.

On September 20, 2000 Community West Bancshares signed a Letter of Intent with Palomar Community Bank's Senior Management, whereby the management group would act as agents for a group of investors to acquire all of the outstanding stock of Palomar in exchange for a combination of debt and cash. Senior Management of Palomar has chosen Centennial First Financial Services as the investor.

Lew Stone, President and CEO of Community West Bancshares commented, "We are very pleased with this transaction and believe it will benefit both Community West shareholders as well as the employees, management and customers of Palomar Community Bank. Proceeds from this sale will allow us to commit significant additional resources to our subsidiary Goleta National Bank and its high growth profit centers. The transaction is highly beneficial for both organizations".

Douglas C. Spencer, President and Chief Executive Officer of Centennial First Financial Services, commented, "We are extremely pleased with this transaction, which should prove highly beneficial to both organizations. There is tremendous synergy between Centennial First Financial and Palomar Community Bank. Our combined resources assure increased benefits to shareholders, employees, management, and certainly the customers of both Redlands Centennial and Palomar."


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Rick Sanborn, Palomar Community Bank's President and CEO, stated, "Becoming part of the Centennial family is a win-win situation for us. Our goal all along has been to partner with investors who understood the importance of Palomar maintaining its local independence, and who had the same long-term vision of our future. Our ability to maintain local control of Palomar, while having access to Centennial's products and services and enhanced technology, can only be seen as a distinct benefit to the businesses and residents of North San Diego County".

The  transaction  is  slated  to  be  completed  by  mid  2001.


     COMPANY  OVERVIEW

Community West Bancshares, a financial services company with headquarters in Goleta, California, originates loans across a broad spectrum of local and national markets. The Company currently has two subsidiaries. Palomar Community Bank has a full service branch located in Escondido, California. Goleta National Bank (GNB) has two full service branches, one in Goleta and one in Ventura, California. GNB is one of the Nation's largest SBA lenders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Washington, and Nevada. The principal profit generators of the Company are core banking with net interest margins, Mortgage lending and Consumer Finance with fee income and Small Business

Centennial First Financial Services is currently a one-bank holding company, with a full-service branch in Brea, California, scheduled to open next year. Formed in December 1999, Centennial First Financial Services is the parent company of Redlands Centennial Bank, which has provided banking services since August 1990. The Company operates its main office and construction division in downtown Redlands, California. Its SBA loan production offices are in Santa Ana and Los Angeles, and there is also a loan production office in Anaheim, California.

Palomar has been serving Escondido's residents and businesses since 1984. The bank currently has 25 full time employees. Under the terms of the purchase, Palomar's senior management will remain in place, and the bank's name will be retained. There are no immediate plans for changes in operations or staffing.


     SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional  information can be found on the Internet at www.communitywest.com or
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by  contacting  Lew  Stone  at  lstone@goleta.com.  Douglas  C.  Spencer  can be
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contacted  at spencerd@redcent.com or through www.redcent.com.  Rick Sanborn can
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be  contacted  at  rsanborn@palomarbank.com  or  through  www.palomarbank.com.
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